EXHIBIT 99.1

AMETEK Announces Appointment of Tod E. Carpenter to Board of Directors

BERWYN, PA, June 17, 2019 – AMETEK, Inc. (NYSE: AME) today announced that its Board of Directors has appointed Tod E. Carpenter as a new director of the Company. Mr. Carpenter serves as Chairman, President and Chief Executive Officer of Donaldson Company, Inc. (NYSE: DCI), a leading worldwide manufacturer of filtration products and solutions that serve a diverse set of markets and applications.

“We are excited to welcome Tod to our team as a member of AMETEK’s Board of Directors,” comments David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Tod is a seasoned operating executive with more than 35 years of global industrial experience. His proven success at Donaldson combined with his outstanding operating experience nicely complements our already strong Board of Directors.”

After joining Donaldson in 1996, Mr. Carpenter held numerous roles with increasing responsibility. In 2008, Mr. Carpenter was named head of Europe and Middle East for Donaldson, and in 2011 he was named Senior Vice President of Donaldson’s Engine Products segment, a role he held until being named Chief Operating Officer in 2014. Mr. Carpenter was appointed President and Chief Executive Officer in 2015 and elected as Chairman of the Board in 2017. Prior to joining Donaldson, Mr. Carpenter spent more than a decade with Hughes Aircraft Company, and later as a consultant for York & Associates.

Mr. Carpenter holds a Bachelor’s Degree in Manufacturing Technology from Indiana State University and a Master of Business Administration Degree from Long Beach State University.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales of approximately $5.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Contact:

AMETEK, Inc.

Kevin Coleman

Vice President, Investor Relations

1100 Cassatt Road

Berwyn, Pennsylvania 19312

kevin.coleman@ametek.com

Phone: 610.889.5247

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